As filed with the Securities and Exchange Commission on September 21, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WARBY PARKER INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0423634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Warby Parker Inc.
233 Spring Street, 6th Floor East
New York, New York 10013
(646) 847-7215
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Warby Parker Inc. Amended and Restated 2011 Stock Plan
Warby Parker Inc. 2012 Milestone Stock Plan
Warby Parker Inc. 2019 Founder Stock Plan
Warby Parker Inc. 2021 Incentive Award Plan
Warby Parker Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)

Neil Blumenthal, Co-Founder and Co-Chief Executive Officer
Dave Gilboa, Co-Founder and Co-Chief Executive Officer
Warby Parker Inc.
233 Spring Street, 6th Floor East
New York, New York 10013
(Name and address of agent for service)
(646) 847-7215
(Telephone number, including area code, of agent for service)

Copies to:
Steven Miller
Hyung Bak
Lindsay Buxbaum
Warby Parker Inc.
233 Spring Street, 6th Floor East
New York, New York 10013
(646) 847-7215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share:
2021 Incentive Award Plan	11,875,865(2)	$0.000033(10)	$391.90	$0.04
2021 Employee Stock Purchase Plan	2,215,303(3)	$0.000033(10)	$73.10	$0.01
Amended and Restated 2011 Stock Plan	1,856,143(4)	7.25(11)	$13,457,036.80	$1,468.16
Amended and Restated 2011 Stock Plan	2,069,775(5)	$0.000033(10)	$68.30	$0.01
2012 Milestone Stock Plan	2,834,298(6)	— (12)	—	—
2019 Founder Stock Plan	6,681,896(7)	— (12)	—	—

Class B common stock, par value $0.0001 per share:
2012 Milestone Stock Plan	2,834,298(8)	2.28(13)	$6,462,199.44	$705.03
2019 Founder Stock Plan	6,681,896(9)	$0.000033(10)	$220.50	$0.02
Total:	37,070,166		$19,919,990.00	$2,173.27
_______________
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or the Registrant’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), that may become issuable under the Registrant’s Amended and Restated 2011 Stock Plan (the “2011 Plan”), 2012 Milestone Stock Plan (the “2012 Plan”), 2019 Founder Stock Plan (the “2019 Plan), 2021 Incentive Award Plan (the “2021 Plan”) and 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock or Class B Common Stock, as applicable.
(2)    Represents 11,875,865 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan.
(3)    Represents 2,215,303 shares of Class A Common Stock reserved for issuance pursuant to future awards under the ESPP.
(4)    Represents 1,856,143 shares of Class A Common Stock issuable upon exercise of stock options outstanding pursuant to the 2011 Plan as of the date of this Registration Statement.
(5)    Represents 2,069,775 shares of Class A Common Stock issuable upon vesting and settlement of restricted stock units (“RSUs”) outstanding pursuant to the 2011 Plan as of the date of this Registration Statement.
(6)    Represents 2,834,298 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2012 Plan as of the date of this Registration Statement.
(7)    Represents 6,681,896 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2019 Plan as of the date of this Registration Statement.
(8)    Represents 2,834,298 shares of Class B Common Stock issuable upon exercise of stock options as of the date of this Registration Statement pursuant to the 2012 Plan.
(9)    Represents 6,681,896 shares of Class B Common Stock issuable upon vesting and settlement of RSUs outstanding pursuant to the 2019 Plan as of the date of this Registration Statement.
(10)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a). Given that there is no proposed maximum offering price per share of Class A common stock, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on one-third of the par value per share of the Registrant’s Class A common stock, or $0.000033 per share, because the Registrant has an accumulated capital deficit based on the Registrant’s unaudited pro forma balance sheet as of June 30, 2021. Given that the Registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).
(11)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.22 per share, which is the weighted average exercise price of stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.
(12)    Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.
(13)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.28 per share, which is the weighted average exercise price of stock option awards outstanding under the 2012 Plan as of the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Warby Parker Inc. (the “Registrant”) hereby incorporates by reference into the Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, filed with the Commission and dated September 14, 2021 (File No. 333-259035), which contains the Registrant’s audited financial statements for the latest fiscal year which such statements have been filed; and
(b)The description of the Registrant’s Class A Common Stock and Class B Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40825) filed with the Commission on September 21, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of the Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into the Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect immediately following the effectiveness of the Registrant’s Registration Statement on Form S-1 permits indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended bylaws that will be in effect immediately following the effectiveness of the Registrant’s Registration Statement on Form S-1 provide that it will indemnify its directors and officers and permit it to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the Registrant’s best interest.
The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended bylaws, and the indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1*
Specimen Class A common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on August 24, 2021, File No. 333-259035).

4.2	Twelfth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on signature page hereto).
99.1*
Warby Parker Inc. 2021 Incentive Award Plan and related form agreements (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on September 9, 2021, File No. 333-259035).

99.2*
Warby Parker Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on September 9, 2021, File No. 333-259035).

99.3*
Warby Parker Inc. Amended and Restated 2011 Stock Plan and related form agreements (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on August 24, 2021, File No. 333-259035).

99.4*
Warby Parker Inc. 2012 Milestone Stock Plan and related form agreements (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on August 24, 2021, File No. 333-259035).

99.5*
Warby Parker Inc. 2019 Founder Stock Plan and related form agreements (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, as filed with the Commission on August 24, 2021, File No. 333-259035).

_____________________
*Incorporated by reference.
Item 9.    Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on September 21, 2021.

Warby Parker Inc.

By:	/s/ Neil Blumenthal
Name:	Neil Blumenthal
Title:	Co-Chief Executive Officer

By:	/s/ Dave Gilboa
Name:	Dave Gilboa
Title:	Co-Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Blumenthal, Dave Gilboa, and Steven Miller, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Blumenthal	Co-Chief Executive Officer and Director	September 21, 2021
Neil Blumenthal	(Co-Principal Executive Officer)

/s/ Dave Gilboa	Co-Chief Executive Officer and Director	September 21, 2021
Dave Gilboa	(Co-Principal Executive Officer)

/s/ Steven Miller	Chief Financial Officer	September 21, 2021
Steven Miller	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Hunt	Director	September 21, 2021
Andrew Hunt

/s/ Jeffrey Raider	Director	September 21, 2021
Jeffrey Raider

/s/ Teresa Briggs	Director	September 21, 2021
Teresa Briggs

/s/ Joel Cutler	Director	September 21, 2021
Joel Cutler

/s/ Youngme Moon	Director	September 21, 2021
Youngme Moon

/s/ Gabrielle Sulzberger	Director	September 21, 2021
Gabrielle Sulzberger

/s/ Ronald A. Williams	Director	September 21, 2021
Ronald A. Williams